Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester

Executive Vice President, Chief Financial Officer

CombinatoRx, Incorporated

Phone: 617-301-7100

Fax: 617-301-7010

rforrester@combinatorx.com

COMBINATORX REPORTS PRELIMINARY DATA FOR DRUG CANDIDATE CRx-119 IN AN EXPLORATORY IMMUNO-INFLAMMATORY DISEASE MODEL

Does Not Meet Primary Endpoint of Reduction of C-Reactive Protein, Analysis of Cytokines is Ongoing

CAMBRIDGE, MA – April 7, 2006 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced preliminary results of its randomized, blinded, placebo-controlled clinical trial of CRx-119 in patients with chronic adult periodontitis, an immuno-inflammatory disease model. This study was designed as an exploratory study to allow CombinatoRx to compare and contrast the immuno-inflammatory properties of our portfolio of immuno-modulating product candidates. The study did not show a reduction in C-Reactive Protein (CRP), the primary endpoint, or a reduction of periodontal pocket depth, one of the secondary endpoints. Other secondary endpoints in the study include a panel of immno-modulatory cytokines, the analysis of which is ongoing.

CRx-119 is a novel synergistic combination drug candidate discovered using the CombinatoRx combination High Throughput Screening (cHTS™) technology with potential therapeutic use in a broad range of immuno-inflammatory conditions. CRx-119 is a combination of a low dose of the steroid prednisolone, 3mg, and amoxapine. CRx-119 was generally well tolerated and there were no drug-related serious adverse events reported. The most common adverse event observed with CRx-119 was drowsiness, a known side-effect of amoxapine.

“While the preliminary results of CRx-119 in chronic periodontal disease are disappointing, the product candidate demonstrates a good safety profile. This exploratory study was designed to evaluate the cytokine modulating profile of CRx-119 in a model of immuno-inflammatory disease. Our selection of indications for development will be based on the ongoing analysis of this study and a comparison of the results across the multiple biomarker studies of our other product candidates.” said Dr. Jan Lessem, Chief Medical Officer of CombinatoRx.

“This is one of several exploratory immuno-inflammatory disease model studies currently underway. It would be premature to arrive at conclusions prior to analyzing the cytokine data from this and the other studies. We are also looking forward to the CRx-119 Phase 2 results in rheumatoid arthritis available early next year,” commented Alexis Borisy, President and CEO of CombinatoRx.

CRx-119 is currently in a phase 2 clinical trial in patients with rheumatoid arthritis. CRx-119 is one of a portfolio of six product candidates that CombinatoRx is currently testing in phase 2 clinical trials.

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About the Trial Design

This clinical trial was a multi-center, blinded, placebo-controlled, randomized study of the effect of a 6-week treatment of CRx-119 in combination with scaling and root planning (SRP) compared to placebo and SRP in a 1:1 ratio. The primary endpoint was CRP reduction in patients with adult periodontitis, a bacterial disease of the gums with an inflammatory component. Secondary endpoints of the study included reduction in periodontal pocket depth and changes in inflammatory cytokine levels.

Patients were enrolled into the trial with chronic periodontitis, defined as a minimum of 10 pockets between the teeth and gum measuring greater than 5mm in depth with at least 4 pockets greater than 6mm. Half of all the pockets must bleed on probing. Baseline CRP levels upon enrollment had to be greater than 1.8mg/L. CRx-119 was dosed in this trial using 3mg of prednisolone and three different doses of amoxapine. Patients received the first ratio for the first week of treatment, the second ratio for the second week, and the third ratio for the following four weeks. SRP of the subjects’ teeth was conducted prior to dosing with CRx-119. Inflammatory cytokine levels were measured throughout the study. Sixty-two patients were enrolled in the trial at four study centers in the United States.

About CRx-119

CRx-119 is a novel orally available syncretic drug candidate in clinical development for immuno-inflammatory diseases. A syncretic drug comprises two compounds that are designed to act together synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve. CRx-119 contains a low dose of the steroid prednisolone and amoxapine. The target product profile for CRx-119 is to selectively amplify certain elements of prednisolone’s anti-inflammatory and immunomodulatory effects, without replicating steroid toxicity.

About CRP and Periodontitis

Periodontitis is a bacterial disease of the gums with an inflammatory component that is associated with an increase in plasma C-reactive protein (CRP), an acute phase protein and marker of systemic inflammation. The relationship between inflammatory processes and elevation of CRP has been established in periodontitis and in other immuno-inflammatory diseases.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. We are currently developing a portfolio of 6 product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx’s clinical trial results for CRx-119,  its plans for further research and development of its CRx-119 product candidate, the predictive value of CRP and clinical trials in chronic adult periodontitis for other immuno-inflammatory diseases, its plans with respect to the research and development of the other product candidates in its portfolio, its timeframe for the announcement of results from clinical trials of its other product candidates and its drug discovery technology. These forward-looking statements about the future development of CRx-119 and future expectations, plans and

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prospects of CombinatoRx involve significant risks, uncertainties assumptions, including risks related to whether a clinical trial in chronic adult periodontitis or the measure of CRP is predictive of efficacy in other immuno-inflammatory diseases, the ability of CombinatoRx to design future clinical trials of CRx-119 in other immuno-inflammatory diseases based on data from a clinical trial from a different immuno-inflammatory disease, CombinatoRx’s ability to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the unproven nature of the Company’s drug discovery technology, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of CombinatoRx’s Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent CombinatoRx’s views as of the date of this release. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

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